SALES CONTRACT


CLARIANT CORPORATION, through its Superabsorbent Materials Business Unit, having a manufacturing facility at 3340 West Norfolk Road, Portsmouth, Virginia 23703 ("Seller"), agrees to sell and deliver to PARAGON TRADE BRANDS, INC., 180 Technology Parkway, Norcross, GA 30092, ("Buyer") for Buyer's own consumption and Buyer agrees to purchase from Seller and to take delivery of the product described below subject to the following terms and conditions:

1.   PRODUCT:   SANWET(R) superabsorbent polymers (the "Product").

2. CONTRACT TERMS: This contract shall become effective January 1, 1999 and shall be valid for a period of three (3) years.

3. QUANTITY: Quantities shall include the current annual volume requirements of 30,000 tons at each of the Buyer's existing facilities. In addition, the possibility for part of Buyer's planned requirements for superabsorbent polymer at its Paragon Mabesa International facility in Tijuana, Mexico is included in this Agreement. Incremental volume resulting from Buyer's acquisitions and/or joint venture activity will be negotiated as they arise. Buyer's estimated requirements are set forth in Exhibit I, attached hereto and made a part hereof.

4. SPECIFICATIONS: The Product delivered hereunder shall be in conformity with Seller's product specifications agreed upon by the parties, and as set forth in
Exhibit II, attached hereto and made a part hereof.

5. PRICE: For 1999, the price for the Product shall be * /lb. for the first * tons and * for the next * tons, F.O.B. Destination, freight prepaid and added to invoice. The price for the Product will be reviewed by the parties on an annual basis during the term of this Agreement. For the year 2000, the price for PTB will be determined using a * approach. The price is not to exceed * price for existing product. For 2000 the Seller offers the following: the first * tons at
* /lb. and * for the next * tons, FOB destination, freight pre-paid and added to invoice. Both parties have agreed to continue with the * /lb. * approach. Therefore, the invoice price will be * /lb. * than the prices agreed to in the contract. *

6.   VALUE COMPETITIVENESS:  ***************************************************

                      *CONFIDENTIAL TREATMENT REQUESTED


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*CONFIDENTIAL TREATMENT REQUESTED

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                      *CONFIDENTIAL TREATMENT REQUESTED
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"Competitive  Cost", as that term is used herein,  shall mean the price per gram of superabsorbent polymer products of equal or superior performance used in Buyer's diaper and/or any other of its absorbent products, times the number of grams required per diaper. The method for evaluating competitive cost is determined as follows:

        (a) Buyer will purchase sampling and test quantities only of the alternate producer's superabsorbent product. Buyer will then produce diapers on a commercial diaper machine in a manner which will isolate the superabsorbent polymer products used as the only variable.

        (b) Buyer will test the diapers product utilizing "statistically proven in-vivo consumer leakage tests" as the preferred methodology for testing.

        (c) Seller may verify the competitive cost defined by Buyer through an independent testing service. Buyer will provide sufficient diapers for this purpose.

7. TECHNOLOGY CHANGES: If, at any time during the term of this Agreement, Buyer notifies Seller in writing of its intention to convert its manu-facturing processes to a technology which is not compatible with the current form of Seller's Product, Seller shall have six (6) months in which to provide a compatible product to Buyer. During such period, Buyer shall use its best efforts to assist Seller in the commercial development of a compatible product. If, at the end of the six (6) month period, the parties agree that progress is being made in developing an acceptable product, they may extend the development period for a mutually agreeable amount of time. If, on the other hand, the parties agree that a compatible product cannot be developed within a reasonable period of time, Buyer shall have the right to reduce the quantities of Product that it is obligated to purchase under this Agreement by the quantities of alternative product that Buyer purchases from other sources.

8. TERMS OF PAYMENT: Net fifteen (15) days after date of invoice for U.S. and net thirty (30) days after date of invoice for Canada.

9. MEANS OF SHIPMENT: In Seller's standard packaging or as otherwise agreed upon by the parties.

10. WARRANTY AND LIMITATIONS: Seller warrants only that the Product will conform to Seller's specifications as described on Exhibit II. Except as aforesaid, THERE IS NO WARRANTY, REPRESENTATION OR CONDITION OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING NO WARRANTY OF MERCHANTABILITY OR FITNESS OF THE PRODUCT FOR ANY USE CONTEMPLATED BY BUYER) CONCERNING THE PRODUCT AND NONE SHALL BE IMPLIED BY LAW. SELLER SHALL NOT BE LIABLE, AND BUYER WAIVES ALL CLAIMS AGAINST SELLER, FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES. Seller will not be liable to




*CONFIDENTIAL TREATMENT REQUESTED

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Buyer for any loss,  damage or injury to persons  resulting  from the  handling, storage, transportation, resale or use of the Product alone, or in combination with other substances or otherwise. Without limiting the generality of the foregoing, the Seller shall indemnify, hold harmless and, if requested by Buyer, defend Buyer against any and all liabilities, cost or damages (including out of pocket expenses, court costs and attorney's fees) arising out of any claims, demands or judgments (including settlement of any litigation, if such settlement is made with consent of Seller, which consent shall not be unreasonably withheld), including, but not limited to, any claims by third parties or Buyer's customers, that Product sold hereunder infringes any U.S. or foreign letters of patent, copyright, trademark, or any other rights or arising out of claims, demands or judgments (including settlement of any litigation, if such settlement is made with the consent of Seller, which consent shall not be unreasonably withheld) of unfair competition or trade secret violations; provided Buyer gives Seller prompt notice in writing of any action or proceeding and, at Seller's expense, gives Seller necessary information, assistance and authority to do so.
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                      *CONFIDENTIAL TREATMENT REQUESTED


*****************Upon request, the Seller will furnish technical advice or assistance as it has available in reference to the use of its Product by Buyer; it is expressly understood, however, that all such technical advice or assistance is given or results obtained, all such advice or assistance being given and accepted at Buyer's risk. Buyer acknowledges that the Product covered by this contract may be, or become considered as hazardous materials under various laws and regulations. Seller has or shall have furnished to Buyer material safety data sheets including warnings and safety and health information concerning the Product and/or the containers in which such Product is sold hereunder. Buyer agrees to disseminate such information so as to give warning of possible hazards to persons who Buyer can reasonably foresee may be exposed to such hazards, including but not limited to Buyer's employees, agents, contractors, and customers. If Buyer fails to disseminate such warnings and information, Buyer agrees to be responsible for such failure, including but not limited to liability for injury, sickness, death and property damage; provided however, that if such liability is based upon Seller's failure to meet written specifications or Seller's failure to provide accurate information on Seller's material safety data sheets, then Seller is responsible. Seller will provide Buyer with reasonable notice and opportunity to defend in the event any claim or demand that is made on Seller as to which such indemnity relates.




*CONFIDENTIAL TREATMENT REQUESTED

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11.  FORCE MAJEURE:  Except for Buyer's payment obligations  hereunder,  neither party will be liable for nonperformance or delay in performance due wholly or partly to any cause not in its control or not avoidable by reasonable diligence. Upon the occurrence of any such contingency, the party so affected may suspend or reduce deliveries during the period of such contingency, and the total quantity deliverable under this Agreement will be reduced by the quantities so omitted. The following, while not an exclusive listing, will not be considered within a party's control or avoidable by reasonable diligence: acts of God, labor controversies; court decrees; inability to use the full capacity of plants or facilities as a result of governmental action, machinery malfunctions or breakdowns; inability to obtain fuel, power, materials necessary to produce the Product, labor, containers, or transportation facilities without litigation or
the  payment  of  penalties  or   unreasonable   prices  or  the  acceptance  of
unreasonable terms and conditions. Seller will have an agreed upon risk management process in place which addresses securing alternate sources, as well as priority access to available Seller's supply, without liability for any failures of performance which may result therefrom.

12. BUYER'S CREDIT: Credit terms may be decreased, canceled or limited by Seller, both as to time and amount, only upon prior thirty (30) days written notice to Buyer, and the price of any part of the Product deliverable hereunder shall, at Seller's option and only upon prior written notice to Buyer, be payable in cash before shipment or on offer of delivery. Seller shall not be obligated to make any shipment when Buyer is in default to Seller under this or any other contract. Buyer shall pay interest on all invoices not paid within the terms of payment specified, at the maximum rate allowable under applicable federal or state law but in no event higher than one percent (1%) per month on the unpaid balance.

13. SHIPMENT NOTICE: Buyer shall give Seller reasonable notice of shipments required, and take delivery accordingly. Seller will not be required to ship in any one calendar month more than 10% of the annual quantity specified herein for the then current contract year. Seller will use its best efforts to make greater quantities available if requested by Buyer, and Buyer will provide forecasts and orders for such greater quantities with as much lead time as possible.

14. CLAIMS: Buyer will test and inspect the Product for compliance with this Agreement within a reasonable time after each shipment, and if Buyer fails to notify Seller within 45 days after its receipt of any shipment, and before any part of the Product (except for reasonable test and inspection quantities) has been changed from its original condition, that the Product is defective or short in any respect, Buyer will have waived any right or claims against Seller. Seller's invoice weights, volumes, sizes and tares established in good faith will govern unless proved erroneous. Variations of 1% or less from invoice quality of shipment will be disregarded.

15. HANDLING, LOADING, UNLOADING AND CONTAINERS: Buyer acknowledges that the Product may require special handling, storage, transportation, treatment or use to comply with applicable safety and environmental laws and will take



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all  reasonable  action  to comply  with  these  laws and avoid  spills or other damages to persons, property or the environment. Buyer will (1) unload and release all transportation equipment promptly so Seller incurs no demurrage, other expense or loss (2) comply with instructions Seller may give for the return of the equipment, and (3) pay any invoice for this demurrage, other expenses or loss within 10 days.

16. LIMITATION OF ACTIONS: Any action against the Seller arising out of this Agreement or by reason of any sale hereunder, or by reason of any federal or state statutory provisions relating hereto shall be commenced within one (1) year from the date such cause of action arises, otherwise the same shall be barred notwithstanding any statutory period of limitations to the contrary. Unless otherwise indicated herein, risk of loss and responsibility for all Product sold hereunder shall pass to Buyer upon Seller's delivery to Buyer hereunder. Prepayment of freight is negotiated in each particular case, and does not determine the passing of title. Title to the Product passes from Seller to Buyer at FOB point.

17. ASSIGNMENT: Either party may assign this Agreement, without the consent of the other party, to the purchases of all, or substantially all, of the assets of the business unit responsible for performing the Agreement. Otherwise, this contract is not transferable or assignable by either party and any attempt by either party to assign its rights, duties or obligations hereunder shall be void.

18. MISCELLANEOUS: This Agreement constitutes the entire contract for the sale and purchase of the Product and Seller shall not be liable for or bound in any manner by any representation, guarantees or commitments, except as specifically provided herein. No modifications of this Agreement shall be of any force or effect unless in writing and signed by the party claimed to be bound thereby, and no modification shall be effected by the acknowledgment or acceptance of purchase contract forms containing different conditions.

19. FAIR LABOR STANDARDS ACT: All Product delivered by Seller hereunder will be produced in compliance with the Fair Labor Standards Act of 1938 as amended.

20. NOTICES: Any notice or request given under this Agreement shall be addressed as follows:

     If to Seller: Clariant Corporation
                   3340 West Norfolk Road
                   Portsmouth, Virginia  23703
                   Attention: General Sales & Marketing Manager

     If to Buyer:  Paragon Trade Brands, Inc.
                   180 Technology Parkway
                   Norcross, GA  30092
                   Attention:  Executive Vice President of Materials
                               and Technology


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     IN WITNESS  WHEREOF,  the parties  hereto  have  duly caused this Agreement to be executed in duplicate by their duly authorized representatives as of this 30th day of April, 1998.

CLARIANT CORPORATION                PARAGON TRADE BRANDS, INC.


By:  /s/ C.J. Barnard               By:  /s/ A.D. Jezzi
     -----------------                   --------------------
        Vice President
Date:  5-12-98                      Date:  5-7-98
       ---------------                     ------------------


By:  /s/ M. Dan Brower
     -----------------
Date:  5-13-98
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